EXHIBIT 99.2
For Immediate Release
Thursday, September 1, 2011
Contacts: Patrick Walsh
Ryan Hornaday
317.266.0100

Emmis Completes Sale of Controlling Interest in Three Radio Stations to GTCR;
NASDAQ Notifies Emmis that Class A Common Shares Fall Below Minimum Bid Price

Indianapolis….Emmis Communications Corporation (Nasdaq: EMMS) today announced it has completed the transfer of  WKQX-FM (101.1 MHz, Chicago, IL), WLUP-FM (97.9 MHz, Chicago, IL) and WRXP-FM (101.9 MHz, New York, NY) to Merlin Media LLC (“Merlin Media”), and the sale of a controlling interest in Merlin Media to Chicago-based private equity firm GTCR and Randy Michaels.

Emmis received approximately $120 million in cash proceeds from the sale of the stations, net of transaction expenses, and continues to own $28.7 million of preferred equity and 20.6 % of the common equity interests in Merlin Media. The net cash proceeds were used to repay approximately 38% of the company’s term loans under its senior credit facility.

“While it is difficult to part with these stations, we are pleased to remain involved as an investor in Merlin Media.  The proceeds of the sale allow us to significantly delever the company and evaluate a variety of exciting opportunities for the next era of growth at Emmis,” said Jeff Smulyan, Chairman & CEO of Emmis.

The transaction was announced on June 21, 2011. Merlin Media began programming the stations under a Local Marketing Agreement (LMA) on July 15, 2011.

Paul, Weiss, Rifkind, Wharton & Garrison LLP and Wiley Rein LLP served as legal counsel and Moelis & Company served as financial advisor to Emmis.

Late Wednesday, Emmis  received notification from the Nasdaq Stock Market ("Nasdaq") that the Company’s Class A Common Stock had closed below the minimum $1.00 per share bid requirement for 30 consecutive business days (starting July 19) and therefore is not in compliance with Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Rule”).  The Company has until February 27, 2012, to regain compliance with the Minimum Bid Price Rule. During this period, the Company's Class A Common Stock will continue to trade on the Nasdaq Global Select Market.

“The notice from Nasdaq was not a surprise, but the timing is ironic coming the very day before we closed the Merlin transaction and repaid approximately $120 million of our debt.  We are optimistic that the performance of our businesses and our continued efforts to rationalize our balance sheet will enable us to achieve compliance with the Minimum Bid Price Rule before February 27, 2012,” said Smulyan.

If at any time before February 27, 2012, the bid price of the Company's Class A Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the Minimum Bid Price Rule. If the Company does not regain compliance with the Minimum Bid Price Rule by February 27, 2012, Nasdaq will notify the Company that its Class A Common Stock will be delisted from the Nasdaq Global Select Market.  Nasdaq rules would then permit the Company to appeal any delisting determination by the Nasdaq staff to a Listing Qualifications Panel.

The Company intends to actively evaluate and monitor the bid price for its Class A Common Stock between now and February 27, 2012, and consider implementation of various options available to the Company if its Class A Common Stock does not trade at a level that is likely to regain compliance.

About Emmis Communications (Nasdaq: EMMS)
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 8th largest publicly traded radio portfolio in the United States based on total listeners.  Emmis owns 18 FM and two AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis' radio stations located there), Indianapolis and Terre Haute, IN.